UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

BRIXMOR PROPERTY GROUP INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

11120U 10 5

(CUSIP Number)

December 31, 2014

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 11120U 10 5	13G	Page 2 of 87 Pages

1.	Name of reporting persons: BRE Retail Holdco L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 79,627,707
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 79,627,707
9.	Aggregate amount beneficially owned by each reporting person: 79,627,707
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 26.8%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 3 of 87 Pages

1.	Name of reporting persons: BRX Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 79,627,707
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 79,627,707
9.	Aggregate amount beneficially owned by each reporting person: 79,627,707
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 26.8%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 4 of 87 Pages

1.	Name of reporting persons: BRX Holdco II LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 77,858,137
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 77,858,137
9.	Aggregate amount beneficially owned by each reporting person: 77,858,137
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 26.2%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 5 of 87 Pages

1.	Name of reporting persons: BRX BREP VI.TE.1 Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 8,057,150
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 8,057,150
9.	Aggregate amount beneficially owned by each reporting person: 8,057,150
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 6 of 87 Pages

1.	Name of reporting persons: BRX BREP VI.TE.1 Holdco B LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 7 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.TE.1 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 8,057,150
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 8,057,150
9.	Aggregate amount beneficially owned by each reporting person: 8,057,150
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 8 of 87 Pages

1.	Name of reporting persons: BRX BREP VI.TE.2 Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 17,335,851
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 17,335,851
9.	Aggregate amount beneficially owned by each reporting person: 17,335,851
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.8%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 9 of 87 Pages

1.	Name of reporting persons: BRX BREP VI.TE.2 Holdco B LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 10 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VI.TE.2 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 17,335,851
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 17,335,851
9.	Aggregate amount beneficially owned by each reporting person: 17,335,851
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.8%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 11 of 87 Pages

1.	Name of reporting persons: BRX BRPTP II Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 37,094,104
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 37,094,104
9.	Aggregate amount beneficially owned by each reporting person: 37,094,104
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 12.5%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 12 of 87 Pages

1.	Name of reporting persons: Blackstone Retail Transaction II Holdco L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 37,844,104
	6.	Shared voting power: 0
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 37,094,104
9.	Aggregate amount beneficially owned by each reporting person: 37,844,104
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 12.7%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 13 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 142,864,812
	6.	Shared voting power: 0
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 142,114,812
9.	Aggregate amount beneficially owned by each reporting person: 142,864,812
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 48.1%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 14 of 87 Pages

1.	Name of reporting persons: BREA VI L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 142,864,812
	6.	Shared voting power: 0
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 142,114,812
9.	Aggregate amount beneficially owned by each reporting person: 142,864,812
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 48.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 15 of 87 Pages

1.	Name of reporting persons: BRX BREH VI Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 128,711
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 128,711
9.	Aggregate amount beneficially owned by each reporting person: 128,711
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 16 of 87 Pages

1.	Name of reporting persons: BRX BREH VI Holdco B LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 17 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VI L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 128,711
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 128,711
9.	Aggregate amount beneficially owned by each reporting person: 128,711
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 18 of 87 Pages

1.	Name of reporting persons: BRX BREH VI-ESC Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 220,820
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 220,820
9.	Aggregate amount beneficially owned by each reporting person: 220,820
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 19 of 87 Pages

1.	Name of reporting persons: BRX BREH VI-ESC Holdco B LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.0%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 20 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VI-ESC L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 220,820
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 220,820
9.	Aggregate amount beneficially owned by each reporting person: 220,820
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 21 of 87 Pages

1.	Name of reporting persons: BREP VI Side-By-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 349,531
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 349,531
9.	Aggregate amount beneficially owned by each reporting person: 349,531
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 22 of 87 Pages

1.	Name of reporting persons: BRE Southeast Retail Holdings LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 5,771,799*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 5,771,799*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 5,771,799*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.9%*
12.	Type of reporting person (see instructions): OO

*	Includes 5,771,799 common units of partnership interest of Brixmor Operating Partnership LP (“OP Units”) directly held by BRE Southeast Retail Holdings LLC (“BRE Southeast Retail Holdings”). Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 23 of 87 Pages

1.	Name of reporting persons: BRE Throne JV Member LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 956,107*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 956,107*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 956,107*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV Member LLC (“BRE Throne JV”). Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 24 of 87 Pages

1.	Name of reporting persons: BRE Throne Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 956,107*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 956,107*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 956,107*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 25 of 87 Pages

1.	Name of reporting persons: BRE Throne Parent Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 956,107*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 956,107*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 956,107*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 26 of 87 Pages

1.	Name of reporting persons: BRE Throne Holdings Member LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 956,107*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 956,107*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 956,107*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 27 of 87 Pages

1.	Name of reporting persons: BRE Throne NR Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 956,107*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 956,107*
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 956,107*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 28 of 87 Pages

1.	Name of reporting persons: BRX Throne REIT Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 3,296,848
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 3,296,848
9.	Aggregate amount beneficially owned by each reporting person: 3,296,848
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 29 of 87 Pages

1.	Name of reporting persons: BRX Throne REIT Holdco B LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 131,115
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 131,115
9.	Aggregate amount beneficially owned by each reporting person: 131,115
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 30 of 87 Pages

1.	Name of reporting persons: BRE Throne REIT Holdco LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 3,427,963
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 3,427,963
9.	Aggregate amount beneficially owned by each reporting person: 3,427,963
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.2%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 31 of 87 Pages

1.	Name of reporting persons: BRE Throne REIT Parent LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 3,427,963
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 3,427,963
9.	Aggregate amount beneficially owned by each reporting person: 3,427,963
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.2%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 32 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.F L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 3,427,963
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 3,427,963
9.	Aggregate amount beneficially owned by each reporting person: 3,427,963
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.2%
12.	Type of reporting person (see instructions): PN

CUSIP No. 11120U 10 5	13G	Page 33 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.F (AV) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 6,727,906*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 6,727,906*
9.	Aggregate amount beneficially owned by each reporting person: 6,727,906*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.2%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV Member and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 34 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 35 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.1 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 36 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.2 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 37 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.3 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 38 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.4 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 4,384,070*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 4,384,070*
9.	Aggregate amount beneficially owned by each reporting person: 4,384,070*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.5%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 39 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.5 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 4,384,070*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 4,384,070*
9.	Aggregate amount beneficially owned by each reporting person: 4,384,070*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.5%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 40 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Partners VII.TE.6 L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 4,384,070*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 4,384,070*
9.	Aggregate amount beneficially owned by each reporting person: 4,384,070*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.5%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 41 of 87 Pages

1.	Name of reporting persons: BRX Throne REIT BREH VII Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 4,404
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 4,404
9.	Aggregate amount beneficially owned by each reporting person: 4,404
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 42 of 87 Pages

1.	Name of reporting persons: BRX Throne REIT BREH VII Holdco B LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 174
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 174
9.	Aggregate amount beneficially owned by each reporting person: 174
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 43 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 4,578
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,160,447*
9.	Aggregate amount beneficially owned by each reporting person: 10,160,447*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 44 of 87 Pages

1.	Name of reporting persons: BRX Throne REIT BREH VII-ESC Holdco A LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 22,601
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 22,601
9.	Aggregate amount beneficially owned by each reporting person: 22,601
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 45 of 87 Pages

1.	Name of reporting persons: BRX Throne REIT BREH VII-ESC Holdco B LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 898
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 898
9.	Aggregate amount beneficially owned by each reporting person: 898
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 11120U 10 5	13G	Page 46 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Holdings VII-ESC L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 23,499
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,179,368*
9.	Aggregate amount beneficially owned by each reporting person: 10,179,368*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 47 of 87 Pages

1.	Name of reporting persons: Blackstone Real Estate Associates VII L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 48 of 87 Pages

1.	Name of reporting persons: BREA VII L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 49 of 87 Pages

1.	Name of reporting persons: BREP VII Side-By-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 28,077
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,183,946*
9.	Aggregate amount beneficially owned by each reporting person: 10,183,946*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 50 of 87 Pages

1.	Name of reporting persons: Blackstone Family Real Estate Partnership VII-SMD L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 51 of 87 Pages

1.	Name of reporting persons: Blackstone Family GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 0
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 10,155,869*
9.	Aggregate amount beneficially owned by each reporting person: 10,155,869*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.3%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 52 of 87 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 143,242,420
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 152,648,289*
9.	Aggregate amount beneficially owned by each reporting person: 153,398,289*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 50.5%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 53 of 87 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 143,242,420
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 152,648,289*
9.	Aggregate amount beneficially owned by each reporting person: 153,398,289*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 50.5%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 54 of 87 Pages

1.	Name of reporting persons: BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 143,242,420
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 152,648,289*
9.	Aggregate amount beneficially owned by each reporting person: 153,398,289*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 50.5%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 55 of 87 Pages

1.	Name of reporting persons: THE BLACKSTONE GROUP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 143,242,420
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 152,648,289*
9.	Aggregate amount beneficially owned by each reporting person: 153,398,289*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 50.5%*
12.	Type of reporting person (see instructions): PN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 56 of 87 Pages

1.	Name of reporting persons: BLACKSTONE GROUP MANAGEMENT L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 143,242,420
	6.	Shared voting power: 10,155,869*
	7.	Sole dispositive power: 750,000
	8.	Shared dispositive power: 152,648,289*
9.	Aggregate amount beneficially owned by each reporting person: 153,398,289*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 50.5%*
12.	Type of reporting person (see instructions): OO

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 57 of 87 Pages

1.	Name of reporting persons: STEPHEN A. SCHWARZMAN
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole voting power: 153,555,225*
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,634,842*
	8.	Shared dispositive power: 145,920,383*
9.	Aggregate amount beneficially owned by each reporting person: 153,555,225*
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 50.5%*
12.	Type of reporting person (see instructions): IN

*	Includes 956,107 OP Units directly held by BRE Throne JV and 5,771,799 OP Units directly held by BRE Southeast Retail Holdings. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 58 of 87 Pages

Item 1.	(a).	Name of Issuer

Brixmor Property Group Inc. (the “Company”)

	(b).	Address of Issuer’s Principal Executive Offices:

420 Lexington Avenue, New York, New York 10170

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i) BRE Retail Holdco L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ii) (iii) (iv) (v) (vi) (vii)

BRX Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRX Holdco II LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRX BREP VI.TE.1 Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRX BREP VI.TE.1 Holdco B LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

Blackstone Real Estate Partners VI.TE.1 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRX BREP VI.TE.2 Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

CUSIP No. 11120U 10 5	13G	Page 59 of 87 Pages

(viii) (ix) (x)

BRX BREP VI.TE.2 Holdco B LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

Blackstone Real Estate Partners VI.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRX BRPTP II Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	Blackstone Retail Transaction II Holdco L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xii)	Blackstone Real Estate Associates VI L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii)	BREA VI L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
(xiv) (xv) (xvi) (xvii)

New York, NY 10154

BRX BREH VI Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

BRX BREH VI Holdco B LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Blackstone Real Estate Holdings VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

BRX BREH VI-ESC Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

CUSIP No. 11120U 10 5	13G	Page 60 of 87 Pages

(xviii) (xix) (xx)

BRX BREH VI-ESC Holdco B LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Blackstone Real Estate Holdings VI-ESC L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

BREP VI Side-By-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

(xxi)	BRE Southeast Retail Holdings LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxii)	BRE Throne JV Member LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiii)	BRE Throne Parent LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxiv)	BRE Throne Parent Holdco LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxv)	BRE Throne Holdings Member LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxvi)	BRE Throne NR Parent LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

CUSIP No. 11120U 10 5	13G	Page 61 of 87 Pages

(xxvii) (xxviii) (xxix)

BRE Throne REIT Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRE Throne REIT Holdco B LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRE Throne REIT Holdco LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxx)	BRE Throne REIT Parent LLC
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxi)	Blackstone Real Estate Partners VII.F L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxii)	Blackstone Real Estate Partners VII.F (AV) L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxiii)	Blackstone Real Estate Partners VII L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxiv)	Blackstone Real Estate Partners VII.TE.1 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

CUSIP No. 11120U 10 5	13G	Page 62 of 87 Pages

(xxxv)	Blackstone Real Estate Partners VII.TE.2 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxvi)	Blackstone Real Estate Partners VII.TE.3 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxvii)	Blackstone Real Estate Partners VII.TE.4 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxviii)	Blackstone Real Estate Partners VII.TE.5 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xxxix)	Blackstone Real Estate Partners VII.TE.6 L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware
(xl) (xli)

BRX Throne REIT BREH VII Holdco A LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

BRX Throne REIT BREH VII Holdco B LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlii)	Blackstone Real Estate Holdings VII L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xliii)	BRX Throne REIT BREH VII-ESC Holdco A LLC c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

CUSIP No. 11120U 10 5	13G	Page 63 of 87 Pages

(xliv) (xlv)

BRX Throne REIT BREH VII-ESC Holdco B LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

Blackstone Real Estate Holdings VII-ESC L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xlvi)	Blackstone Real Estate Associates VII L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xlvii)	BREA VII L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xlviii)	BREP VII Side-By-Side GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xlix)	Blackstone Family Real Estate Partnership VII-SMD L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(l)	Blackstone Family GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(li)	Blackstone Holdings III L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Quebec, Canada

(lii)	Blackstone Holdings III GP L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

CUSIP No. 11120U 10 5	13G	Page 64 of 87 Pages

(liii)	Blackstone Holdings III GP Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(liv)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(lv)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(lvi)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

As of the date hereof, BRX Holdco LLC directly holds 1,769,570 shares of Common Stock, BRX Holdco II LLC directly holds 77,858,137 shares of Common Stock, BRX BREP VI.TE.1 Holdco A LLC directly holds 8,057,150 shares of Common Stock, BRX BREP VI.TE.2 Holdco A LLC directly holds 17,335,851 shares of Common Stock, BRX BREH VI Holdco A LLC directly holds 128,711 shares of Common Stock, BRX BREH VI-ESC Holdco A LLC directly holds 220,820 shares of Common Stock, BRX Throne REIT Holdco A LLC directly holds 3,296,848 shares of Common Stock, BRX Throne REIT Holdco B LLC directly holds 131,115 shares of Common Stock, BRX Throne REIT BREH VII Holdco A LLC directly holds 4,404 shares of Common Stock, BRX Throne REIT BREH VII Holdco B LLC directly holds 174 shares of Common Stock, BRX Throne REIT BREH VII-ESC Holdco A LLC directly holds 22,601 shares of Common Stock, BRX Throne REIT BREH VII-ESC Holdco B LLC directly holds 898 shares of Common Stock, Blackstone Retail Transaction II Holdco L.P. directly holds 750,000 shares of Common Stock, BRX BRPTP II Holdco LLC directly holds 37,094,104 shares of Common Stock, and Stephen A. Schwarzman directly holds 156,936 shares of Common Stock.

As of the date hereof, BRE Throne JV Member LLC directly holds 956,107 common units of partnership interest of Brixmor Operating Partnership LP (“OP Units”), and BRE Southeast Retail Holdings LLC (BRE Southeast Retail Holdings LLC, together with BRX Holdco II LLC, BRX Holdco LLC, BRX BREP VI.TE.1 Holdco A LLC, BRX BREP VI.TE.2 Holdco A LLC, BRX BRPTP II Holdco LLC, Blackstone Retail Transaction II Holdco L.P., BRX BREH VI Holdco A LLC, BRX BREH VI-ESC Holdco A LLC, BRX Throne REIT Holdco A LLC, BRX Throne REIT Holdco B LLC, BRX Throne REIT BREH VII Holdco A LLC, BRX Throne REIT BREH VII Holdco B LLC, BRX Throne REIT BREH VII-ESC Holdco A LLC, BRX Throne REIT BREH VII-ESC Holdco B LLC, BRE Throne JV Member LLC and BRE Southeast Retail Holdings LLC the “Blackstone Vehicles”), directly holds 5,771,799 OP Units. Pursuant to the terms of the limited partnership agreement of Brixmor Operating Partnership LP, and subject to certain requirements and restrictions, OP Units are redeemable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

CUSIP No. 11120U 10 5	13G	Page 65 of 87 Pages

The sole member of BRX Holdco II LLC is BRX Holdco LLC. The sole member of BRX Holdco LLC is BRE Retail Holdco L.P. The general partner of BRE Retail Holdco L.P. is Blackstone Real Estate Associates VI L.P.

BRX BRPTP II Holdco LLC is a wholly-owned subsidiary of Blackstone Retail Transaction II Holdco L.P. The general partner of Blackstone Retail Transaction II Holdco L.P. is Blackstone Real Estate Associates VI L.P.

Blackstone Real Estate Partners VI.TE.1 L.P. is the sole member of BRX BREP VI.TE.1 Holdco A LLC. Blackstone Real Estate Partners VI.TE.2 L.P. is the sole member of each of BRX BREP VI.TE.2 Holdco A LLC. The general partner of each of Blackstone Real Estate Partners VI.TE.1 L.P. and Blackstone Real Estate Partners VI.TE.2 L.P. is Blackstone Real Estate Associates VI L.P.

The general partner of Blackstone Real Estate Associates VI L.P. is BREA VI L.L.C. The managing member of BREA VI L.L.C. is Blackstone Holdings III L.P.

Blackstone Real Estate Holdings VI L.P. is the sole member of BRX BREH VI Holdco A LLC. Blackstone Real Estate Holdings VI-ESC L.P. is the sole member of BRX BREH VI-ESC Holdco A LLC. The general partner of each of Blackstone Real Estate Holdings VI L.P. and Blackstone Real Estate Holdings VI-ESC L.P. is BREP VI Side-By-Side GP L.L.C. The sole member of BREP VI Side-By-Side GP L.L.C. is Blackstone Holdings III L.P.

The members of BRE Southeast Retail Holdings LLC are Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Holdings VII -ESC L.P., Blackstone Real Estate Holdings VII L.P., Blackstone Family Real Estate Partnership VII-SMD L.P. and Blackstone Real Estate Partners VII.F (AV) L.P.

BRX Throne REIT Holdco LLC is the sole member of each of BRX Throne REIT Holdco A LLC and BRX Throne REIT Holdco B LLC. The sole member of BRE Throne REIT Holdco LLC is BRE Throne REIT Parent LLC. The members of BRE Throne REIT Parent LLC are Blackstone Real Estate Partners VII.F L.P., Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Holdings VII -ESC L.P., Blackstone Real Estate Holdings VII L.P. and Blackstone Family Real Estate Partnership VII-SMD L.P.

The sole member of BRE Throne JV Member LLC is BRE Throne Parent LLC. The sole member of BRE Throne Parent LLC is BRE Throne Parent Holdco LLC. The sole member of BRE Throne Parent Holdco LLC is BRE Throne Holdings Member LLC. The sole member of BRE Throne Holdings Member LLC is BRE Throne NR Parent LLC. The members of BRE Throne NR Parent LLC are Blackstone Real Estate Partners VII.F (AV) L.P., Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P., Blackstone Real Estate Partners VII.TE.6 L.P., Blackstone Real Estate Holdings VII-ESC L.P., Blackstone Real Estate Holdings VII L.P. and Blackstone Family Real Estate Partnership VII-SMD L.P.

The general partner of Blackstone Family Real Estate Partnership VII-SMD L.P. is Blackstone Family GP L.L.C., which is in turn, wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

CUSIP No. 11120U 10 5	13G	Page 66 of 87 Pages

Blackstone Real Estate Holdings VII L.P. is the sole member of BRX Throne REIT BREH VII Holdco A LLC. Blackstone Real Estate Holdings VII-ESC L.P. is the sole member of BRX Throne REIT BREH VII-ESC Holdco A LLC.

BREP VII Side-By-Side GP L.L.C. is the general partner of both Blackstone Real Estate Holdings VII -ESC L.P. and Blackstone Real Estate Holdings VII L.P. The sole member of BREP VII Side-By-Side GP L.L.C. is Blackstone Holdings III L.P.

The general partner of each of Blackstone Real Estate Partners VII.F L.P., Blackstone Real Estate Partners VII.F (AV) L.P., Blackstone Real Estate Partners VII L.P., Blackstone Real Estate Partners VII.TE.1 L.P., Blackstone Real Estate Partners VII.TE.2 L.P., Blackstone Real Estate Partners VII.TE.3 L.P., Blackstone Real Estate Partners VII.TE.4 L.P., Blackstone Real Estate Partners VII.TE.5 L.P. and Blackstone Real Estate Partners VII.TE.6 L.P. is Blackstone Real Estate Associates VII L.P. The general partner of Blackstone Real Estate Associates VII L.P. is BREA VII L.L.C. The managing member of BREA VII L.L.C. is Blackstone Holdings III L.P.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Vehicles directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Vehicles to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e). CUSIP Number:

11120U 10 5

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 297,319,676 shares of Common Stock outstanding as disclosed in the Form 424B2 filed by the Company with the Securities and Exchange Commission on January 15, 2015. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

CUSIP No. 11120U 10 5	13G	Page 67 of 87 Pages

As of the date hereof, BRX Holdco LLC directly holds 1,769,570 shares of Common Stock, BRX Holdco II LLC directly holds 86,912,723 shares of Common Stock, BRX BREP VI.TE.1 Holdco A LLC directly holds 8,985,563 shares of Common Stock, BRX BREP VI.TE.2 Holdco A LLC directly holds 19,333,436 shares of Common Stock, BRX BREH VI Holdco A LLC directly holds 143,542 shares of Common Stock, BRX BREH VI-ESC Holdco A LLC directly holds 246,264 shares of Common Stock, BRX Throne REIT Holdco A LLC directly holds 3,296,848 shares of Common Stock, BRX Throne REIT Holdco B LLC directly holds 131,115 shares of Common Stock, BRX Throne REIT BREH VII Holdco A LLC directly holds 4,404 shares of Common Stock, BRX Throne REIT BREH VII Holdco B LLC directly holds 174 shares of Common Stock, BRX Throne REIT BREH VII-ESC Holdco A LLC directly holds 22,601 shares of Common Stock, BRX Throne REIT BREH VII-ESC Holdco B LLC directly holds 898 shares of Common Stock, Blackstone Retail Transaction II Holdco L.P. directly holds 750,000 shares of Common Stock, BRX BRPTP II Holdco LLC directly holds 37,094,104 shares of Common Stock, and Stephen A. Schwarzman directly holds 156,936 shares of Common Stock.

As of the date hereof, BRE Throne JV Member LLC directly holds 956,107 OP Units and BRE Southeast Retail Holdings LLC directly holds 5,771,799 OP Units. Subject to certain requirements and restrictions, OP Units are each exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

As of December 31, 2014, BRX Holdco LLC directly held 1,769,570 shares of Common Stock, BRX Holdco II LLC directly held 86,912,723 shares of Common Stock, BRX BREP VI.TE.1 Holdco A LLC directly held 8,985,563 shares of Common Stock, BRX BREP VI.TE.2 Holdco A LLC directly held 19,333,436 shares of Common Stock, BRX BREH VI Holdco A LLC directly held 143,542 shares of Common Stock, BRX BREH VI-ESC Holdco A LLC directly held 246,264 shares of Common Stock, BRE Throne REIT Holdco LLC directly held 303,590 shares of Common Stock, BRX Throne REIT Holdco A LLC directly held 3,296,848 shares of Common Stock, BRX Throne REIT Holdco B LLC directly held 221,059 shares of Common Stock, BRX Throne REIT BREH VII Holdco A LLC directly held 4,404 shares of Common Stock, BRX Throne REIT BREH VII Holdco B LLC directly held 295 shares of Common Stock, BRX Throne REIT BREH VII-ESC Holdco A LLC directly held 22,601 shares of Common Stock, BRX Throne REIT BREH VII-ESC Holdco B LLC directly held 1,515 shares of Common Stock, Blackstone Retail Transaction II Holdco L.P. directly held 750,000 shares of Common Stock, BRX BRPTP II Holdco LLC directly held 41,411,439 shares of Common Stock, and Stephen A. Schwarzman directly held 156,936 shares of Common Stock.

As of December 31, 2014, BRE Throne JV Member LLC directly held 1,065,182 OP Units and BRE Southeast Retail Holdings LLC directly held 6,430,258 OP Units. Subject to certain requirements and restrictions, OP Units are each exchangeable for shares of Common Stock, on a one-for-one basis, or, at the option of the Company, cash.

(b) Percent of Class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See each cover page hereof.

CUSIP No. 11120U 10 5	13G	Page 68 of 87 Pages

(ii) Shared power to vote or to direct the vote:

See each cover page hereof.

(iii) Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv) Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☒

As of December 31, 2014 and the date hereof, none of BRX BREP VI.TE.1 Holdco B LLC, BRX BREP VI.TE.2 Holdco B LLC, BRX BREH VI Holdco B LLC and BRX BREH VI-ESC Holdco B LLC beneficially owns any shares of Common Stock.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 11120U 10 5	13G	Page 69 of 87 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2015

BRE RETAIL HOLDCO L.P.
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BRX HOLDCO LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX HOLDCO II LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX BREP VI.TE.1 HOLDCO A LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX BREP VI.TE.1 HOLDCO B LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.1 L.P.
By: Blackstone Real Estate Associates VI L.P., its General Partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 11120U 10 5	13G	Page 70 of 87 Pages

BRX BREP VI.TE.2 HOLDCO A LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX BREP VI.TE.2 HOLDCO B LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VI.TE.2 L.P.
By: Blackstone Real Estate Associates VI L.P., its General Partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BRX BRPTP II HOLDCO LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE RETAIL TRANSACTION II HOLDCO L.P.
By: Blackstone Real Estate Associates VI L.P, its general partner
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE ASSOCIATES VI L.P.
By: BREA VI L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 11120U 10 5	13G	Page 71 of 87 Pages

BRX BREH VI HOLDCO A LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX BREH VI HOLDCO B LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI L.P.
By: BREP VI Side-By-Side GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BRX BREH VI-ESC HOLDCO A LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX BREH VI-ESC HOLDCO B LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VI-ESC L.P.
By: BREP VI Side-By-Side GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BREP VI SIDE-BY-SIDE GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 11120U 10 5	13G	Page 72 of 87 Pages

BRE SOUTHEAST RETAIL HOLDINGS LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE THRONE JV MEMBER LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE THRONE PARENT LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE THRONE PARENT HOLDCO LLC
By: BRE Throne Holdings Member LLC, its sole member

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE THRONE HOLDINGS MEMBER LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE THRONE NR PARENT LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX THRONE REIT HOLDCO A LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX THRONE REIT HOLDCO B LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

CUSIP No. 11120U 10 5	13G	Page 73 of 87 Pages

BRE THRONE REIT HOLDCO LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRE THRONE REIT PARENT LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.F L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VII.F (AV) L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VII L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VII.TE.1 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 11120U 10 5	13G	Page 74 of 87 Pages

BLACKSTONE REAL ESTATE PARTNERS VII.TE.2 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VII.TE.3 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VII.TE.4 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VII.TE.5 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE PARTNERS VII.TE.6 L.P.
By: Blackstone Real Estate Associates VII L.P, its general partner
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE REAL ESTATE ASSOCIATES VII L.P.
By: BREA VII L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 11120U 10 5	13G	Page 75 of 87 Pages

BREA VII L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BRX THRONE REIT BREH VII HOLDCO A LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX THRONE REIT BREH VII HOLDCO B LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VII L.P.
By: BREP VII Side-By-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BRX THRONE REIT BREH VII-ESC HOLDCO A LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BRX THRONE REIT BREH VII-ESC HOLDCO B LLC

By:	/s/ William J. Stein
Name:	William J. Stein
Title:	Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VII –ESC L.P.
By: BREP VII Side-By-Side GP L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 11120U 10 5	13G	Page 76 of 87 Pages

BREP VII SIDE-BY-SIDE GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY REAL ESTATE PARTNERSHIP VII-SMD L.P.
By: Blackstone Family GP L.L.C., its General Partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY GP L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 11120U 10 5	13G	Page 77 of 87 Pages

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

/s/ Stephen A. Schwarzman
STEPHEN A. SCHWARZMAN

CUSIP No. 11120U 10 5	13G	Page 78 of 87 Pages

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated February 17, 2015, among the Reporting Persons (filed herewith).